As filed with the Securities and Exchange Commission on May 18, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUMMIT HOTEL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-2962512 (IRS Employer Identification No.)
13215 Bee Cave Parkway, Suite B-300 Austin, Texas 78738 (Address of principal executive offices, including zip code)
Summit Hotel Properties, Inc. 2011 Equity Incentive Plan (Amended and Restated Effective May 13, 2021) (Full title of the plan)

Jonathan P. Stanner

President and Chief Executive Officer

3215 Bee Cave Parkway, Suite B-300

Austin, Texas 78738

(512) 538-2300

Copy to:

Mark W. Wickersham

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Tel (804) 788-8200

Fax (804) 788-8218

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	3,000,000 shares	$9.40	$28,200,000	$3,076.62

(1)	Represents 3,000,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective May 13, 2021 (the “Amended 2011 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable under the Amended 2011 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of computing the registration fee. Calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and the low sales prices of the registrant’s common stock on the New York Stock Exchange on May 12, 2021.

Explanatory Note

On February 10, 2011, Summit Hotel Properties, Inc. (the “Company”) filed a registration statement on Form S-8 (File No. 333-172145) (the “Initial S-8”), relating to the registration of 2,344,045 shares of common stock issuable pursuant to the Company’s 2011 Equity Incentive Plan (as amended and restated through the date hereof, the “Plan”).

On June 15, 2015, the Company’s stockholders approved an amendment and restatement of the Plan pursuant to which the maximum aggregate number of shares of common stock issuable pursuant to the Plan was increased by 3,500,000 shares. On August 3, 2015 the Company filed a registration statement on Form S-8 (File No. 333-206050 (the “Prior S-8”), relating to the registration of 3,500,000 additional shares of common stock issuable pursuant to the Plan.

On May 13, 2021, the Company’s stockholders approved an amendment and restatement of the Plan pursuant to which the maximum aggregate number of shares of common stock issuable pursuant to the Plan was increased by 3,000,000 shares. The Plan is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2021.

This registration statement is filed by the Company on Form S-8 to register an additional 3,000,000 shares of common stock issuable pursuant to the Plan. In accordance with General Instruction E to Form S-8, this registration statement is filed to register securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective. Accordingly, this registration statement incorporates by reference the contents of the Initial S-8 and the Prior S-8 to the extent not modified, amended or superseded by this registration statement.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Specimen certificate of common stock of Summit Hotel Properties, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on February 7, 2011)

5.1	Opinion of Venable LLP as to the legality of the securities being registered*

23.1	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP*

10.1	Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective May 13, 2021 (filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A on March 26, 2021 and incorporated by reference herein)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on May 18, 2021.

SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Jonathan P. Stanner
Jonathan P. Stanner
President and Chief Executive Officer

POWER OF ATTORNEY and Signatures

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Christopher R. Eng and Jonathan P. Stanner and each of them (with full power to act alone) as true and lawful attorneys-in-fact, and stead, in any and all capacities, to sign any amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the power of attorney appearing above have been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Daniel P. Hansen Daniel P. Hansen	Executive Chairman of the Board of Directors	May 18, 2021

/s/ Jonathan P. Stanner Jonathan P. Stanner	President and Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2021

/s/ William H. Conkling William H. Conkling	Chief Financial Officer (Principal Financial Officer)	May 18, 2021

/s/ Paul Ruiz Paul Ruiz	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 18, 2021

/s/ Amina Belouizdad Amina Belouizdad	Director	May 18, 2021

/s/ Bjorn R. L. Hanson Bjorn R. L. Hanson	Director	May 18, 2021

/s/ Jeffrey W. Jones Jeffrey W. Jones	Director	May 18, 2021

/s/ Kenneth J. Kay Kenneth J. Kay	Director	May 18, 2021

/s/ Thomas W. Storey Thomas W. Storey	Director	May 18, 2021

/s/ Hope S. Taitz Hope S. Taitz	Director	May 18, 2021

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